UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2007 (May 4, 2007).

AEGIS INDUSTRIES, INC.
(formerly Major Creations Incorporated)
(Exact name of registrant as specified in its charter)

Nevada	000-51936	98-0420577
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

75200 Shady Grove Road, Suite 202, Rockville, MD	20850
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(831) 402-4445

                                    Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 4, 2007, Paul Evancoe resigned, effective immediately, as a member of the board of directors and as President of Aegis Industries, Inc. (the “Corporation”). To our knowledge, Mr. Evancoe has had no disagreements at any time with the Corporation on any matter related to our operations, policies or practices.

On May 7, 2007 our board of directors elected Dennis Mee, our Chief Financial Officer and a director, to serve as interim President of the Corporation, effective as of the date of election, and until such time as a suitable successor is duly elected or appointed and qualified, subject to the laws of the State of Nevada and the bylaws of the Corporation. Mr. Mee refrained from voting in his capacity as a member of the board of directors on the resolution approving his election as interim President.

Dennis Mee is presently our Chief Financial Officer and a member of our board of directors, and has served in that capacity since December 2006. In 2002 Mr. Mee founded D.W. MEE and Associates, a management consulting firm for small, start-up companies. His services in this capacity include, providing financing/accounting, strategic planning and other operational management expertise. Prior to 2002 Mr. Mee acted as Chief Financial Officer for Essentially Yours Industries, a distributor of wellness and health products in North America. In 2000 Mr. Mee founded Part Time CFO, Inc., a financial management firm for start-up companies in the public and private sectors, and through which he has served in the capacity of Chief Financial Officer or Chief Operational Officer for a number of small to mid-sized companies in the telecommunications, health and distribution industries. From 1988 to 1993 Mr. Mee served as the Vice President, Finance for Cable & Wireless Telecommunications Inc., a Canadian provider of telecommunication services, networks and equipment with annual sales in excess of CAD $80 million. In his capacity as Vice President, Finance Mr. Mee oversaw and had direction of all finance, purchasing, human resources, corporate affairs and MIS functions through five managers and an indirect staff of twenty-two. At present, Mr. Mee also serves on the board of directors of Mandalay Resources Corporation (TSX:MLR.V FSX:R7X.F), a development-stage company engaged in the acquisition, exploration and development of mineral properties, a position which he has held since May 2007. Mr. Mee is a Chartered Accountant and holds a Bachelor of Commerce, Honours, from Carleton University (Ottawa, Canada). He is a member of the Institute of Chartered Accountants of British Columbia and of Ontario, as well as a member of the Financial Executives Institute.

As previously disclosed, on December 1, 2006 we entered into a certain business consulting agreement (the “Consulting Agreement”) with Part Time CFO, Inc., a British Columbia, Canada, corporation (“Part Time”), of which Mr. Mee is President, and, pursuant to the terms of which, we agreed to pay Part Time a monthly rate of $4,000, plus reimbursement of certain expenses reasonably incurred, for the provision of the services of Mr. Mee as Chief Financial Officer of the Corporation for a period of up to two years. Either party has the option to terminate the Consulting Agreement at any time by giving the other party 30 days written notice in accordance with the terms thereof. In conjunction with Mr. Mee’s election as interim President, the Corporation and Mr. Mee entered into a certain agreement modifying the terms of the Consulting Agreement, pursuant to which the Corporation has agreed to compensate Mr. Mee on a hourly basis, at a rate of $125 per hour, for each hour in excess of 32 hours per month for which Mr. Mee renders services to the Corporation, as either Chief Financial Officer or interim President.

Except as otherwise disclosed herein, we do not have in place any material plan, contract or arrangement under which Mr. Mee would receive compensation or any grant or award.

Section 8 – Other Events

Item 8.01 Other Events.

On November 24, 2006 the Corporation filed a Current Report on Form 8-K disclosing its entry, on November 16, 2006, into a certain non-binding letter of intent (the “Letter of Intent”) with Aegis Industries, Inc., a Delaware corporation bearing the same name as the Corporation ("Aegis Delaware"), which Letter of Intent had been extended through May 4, 2007. Although the Letter of Intent expired on May 4, 2007, as of the date of this Current Report on Form 8-K the Corporation and Aegis Delaware intend to continue to discuss the completion of the transaction contemplated in the original Letter of Intent on terms substantially similar to those set forth in the Letter of Intent.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Modification Agreement by and between Aegis Industries, Inc. and Part Time CFO Inc., dated May 10, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2007
AEGIS INDUSTRIES, INC.

	By:	/s/ Dennis Mee
Dennis Mee
President, Chief Financial Officer &
Secretary